Exhibit 2.1

                      MERGER AGREEMENT AND PLAN OF EXCHANGE

                                      AMONG

                       TECHNOLOGY ACQUISITION CORPORATION,

                    TECHNOLOGY ACQUISITION SUBSIDIARY, INC.,

                           CERTAIN MAJOR SHAREHOLDERS

                                       AND

                                   MINRAD INC.


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                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

1.  Definitions..............................................................1

2.  Plan of Reorganization...................................................6

3.  Terms of Merger..........................................................6

4.  Exchange of Certificates................................................11

5.  Representations and Warranties of MINRAD................................13

6.  Representations and Warranties of TAC, AS and the Major Shareholders....15

7.  Closing.................................................................22

8.  Actions Prior to Closing................................................22

9.  Conditions Precedent to the Obligations of MINRAD.......................23

10.  Conditions Precedent to the Obligations of TAC and AS..................25

11.  Survival and Indemnification...........................................25

12.  Nature of Representations..............................................28

13.  Documents at Closing...................................................28

14.  Finder's Fees..........................................................29

15.  Post-Closing Covenants.................................................30

16.  Miscellaneous..........................................................30


Schedule 1A - MINRAD Disclosure Documents

Schedule 1B - TAC Disclosure Documents

Schedule 5(c) - Outstanding Warrants and Convertible Debt of MINRAD

Exhibit A - Certificate of Merger


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                      MERGER AGREEMENT AND PLAN OF EXCHANGE

      This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of June 16, 2004, by and among TECHNOLOGY ACQUISITION CORPORATION, a Nevada corporation (hereinafter, "TAC"), TECHNOLOGY ACQUISITION SUBSIDIARY, INC., a newly-formed Delaware corporation (hereinafter, "AS"), and the undersigned holders of more than 5% of the outstanding common stock of TAC (hereinafter the "Major Shareholders"), on the one hand, and MINRAD INC., a Delaware corporation (hereinafter "MINRAD"), on the other hand.

                                    RECITALS

      WHEREAS, the parties hereto desire that MINRAD shall be acquired by TAC through the merger ("Merger") of AS with and into MINRAD, with MINRAD as the surviving corporation ("Surviving Corporation"), pursuant to this Agreement and the Delaware General Corporation Law ("DGCL"); and

      WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

      1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliates" means with respect to any Person (first Person), (a) each other Person that controls, is controlled by, or is under common control with, such first Person, (b) each other Person that holds a Material Interest in such first Person, (c) each other Person that serves as a director, officer, general partner, executor or trustee of such first Person (or in a similar capacity),
(d) each other Person in which such first Person holds a Material Interest and
(e) each other Person with respect to which such first Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of an entity or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in an entity.

      "Agreement" is defined in the preamble hereto.

      "Closing" has the meaning provided in Section 7.

      "Code" means the Internal Revenue Code of 1986, as amended.

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      "Constituent Corporations" means MINRAD and AS collectively.

      "Contract" means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written.

      "Effective Time" has the meaning provided in Section 7.

      "Encumbrance" means with respect to any Person any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not an Encumbrance is created or exists at the time of the filing).

      "Environmental Law" means any and all applicable Legal Requirements, and without limiting the foregoing, any regulations, orders, decrees, judgments or injunctions promulgated or entered into by any Governmental Entity, relating to the preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened Release of Hazardous Material (as hereinafter defined), including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C.ss.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.ss.11001 et. seq., the Safe Drinking Water Act, 42 U.S.C.ss.300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

      "Environmental Liabilities" means all claims, demands, causes of action, liabilities, investigations, judgments, damages, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees, costs of negotiation, consulting fees and expert fees, Remedial Action costs, penalties, fines and punitive damages, whether in respect of death, personal injury, property damage, cleanup and removal expense, cost recovery contribution or compensation, under Environmental Laws in effect prior to or as of the Closing, which arise from (i) the Release of Hazardous Materials prior to the Closing at, on, in or under any Facilities of MINRAD, (ii) any violation by MINRAD of any Environmental Law in effect at the time of the Closing Date, due to conditions existing or events occurring prior to the Closing , or (iii) the off-site treatment, storage or disposal of Hazardous Materials from any of the Facilities of MINRAD at any time prior to the Closing.

      "Escrow Shares" means the shares of TAC stock to be deposited by TAC with the Escrow Agent pursuant to Section 3(d)(5).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted accounting principles in the United
States.


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      "Governmental Authorization" means any permit, license, franchise, approval, consent, permission, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

      "Governmental Entity" means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

      "Hazardous Material" means all explosive or regulated radioactive materials or substances; petroleum and petroleum products (including crude oil or any fraction thereof); asbestos or asbestos-containing materials; and any hazardous or toxic materials, wastes or chemicals designated, defined, listed or regulated as such pursuant to any Environmental Law.

      "Indebtedness" means indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including without limitation capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

      "Intellectual Property" means (a) domestic United States and foreign letters patent, patents and patent applications, (b) software; (c) inventions, designs, processes, formulas, know-how and trade secrets; (d) trade names, trademarks, service marks, and United States and foreign trademark registrations and applications, service mark registrations and applications; (e) copyrights, copyright registrations and copyright applications, and (f) internet websites and domain names.

      "Legal Requirement" shall mean any federal, state, local, provincial, foreign, international, multinational or other statute, law, treaty, rule, regulation, guideline, administrative order, directives, ordinance, constitution or principle of common law (or any interpretation thereof by a Governmental Entity).

      "Material Adverse Effect" means:

            (a) with respect to MINRAD, an effect that would be materially adverse: (i) to the business, results of operation or financial condition of MINRAD; (ii) to MINRAD's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or TAC to conduct the business of MINRAD following the Effective Time or the ability of MINRAD to exercise full rights of ownership of MINRAD or its assets or business; or

            (b) with respect to TAC, an effect that would be materially adverse
(i) to the business, results of operation, or financial conditions of TAC and its Subsidiaries, considered as a whole; or (ii) to TAC's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or
(iii) to the ability of the Surviving Corporation or TAC to conduct the business of MINRAD following the Effective Time or the ability of TAC to exercise full rights of ownership of MINRAD or its assets or business;


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provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) general changes in conditions in the pharmaceuticals, medical device, or health care industries, in the financial markets or in the global or United States economy so long as any such change does not materially affect the referenced party to a materially different extent than other similarly situated Persons, and (ii) any action or omission of MINRAD or TAC or AS taken with the prior written consent of TAC or MINRAD, as applicable, in contemplation of the Merger.

      "Merger" is defined in the recitals hereto.

      "MINRAD Disclosure Documents" means the Confidential Private Placement Memorandum of MINRAD dated February 2, 2004, and the Supplement No. 1 thereto dated March 15, 2004, as amended or supplemented by Schedule 1A to this Agreement. Any information with respect to a matter that is disclosed by MINRAD to TAC for any purpose in the Disclosure Documents shall be deemed to be disclosed for all purposes hereunder provided that such information sufficiently identifies the matter in question in all material respects.

      "MINRAD Financial Statements" means (i) the audited balance sheet of MINRAD as of September 30, 2003 and the related statements of income and expense, cash flows and stockholders' equity (including related notes, if any) for the 12 months ended September 30, 2003 and (ii) the balance sheet of MINRAD as of March 31, 2004 (unaudited) and the related statements of income and expense, cash flows and changes in stockholders' equity (including related notes, if any).

      "MINRAD Option Plan" means the MINRAD 1996 Stock Option Plan identified in the MINRAD Disclosure Documents, a copy of which has been provided to TAC; and "Options" means all Rights to purchase MINRAD Stock thereunder.

      "MINRAD Stock" means the common stock, $.01 par value per share, of MINRAD.

      "Optionees" means all Persons who have been granted Options under the MINRAD Option Plan.

      "Person" means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

      "Release" shall have the same meaning as in CERCLA.

      "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA and (b) all other action required by any Governmental Entity to respond to a Release or threatened Release of Hazardous Material.


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      "Rights" means warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

      "SEC" means the Securities and Exchange Commission.

      "SEC Documents" means all forms, reports and documents filed, or required to be filed, by Purchaser pursuant to the Securities Laws.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and the blue sky and other Legal Requirements of any state that are applicable to the purchase and sale of securities generally.

      "Stockholders" means all Persons who hold issued and outstanding shares of MINRAD Stock as of the Effective Time.

      "Subsidiary" or "Subsidiaries" means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      "TAC Disclosure Documents" means all publicly available documents filed by TAC with the SEC, as amended or supplemented by Schedule 1B to this Agreement.

      "TAC Stock" means the common stock, par value $.01 per share, of TAC.

      "Tax," collectively, "Taxes" means all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code) , disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

      "Tax Return," collectively, "Tax Returns" means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to Legal Requirements of any Governmental Entity Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state or local) and settlement documents.


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      "Transaction Expenses" means all fees, costs, expenses and disbursements, incurred by the Stockholders, the Optionees and/or MINRAD in connection with the transactions contemplated by this Agreement, the Merger and the other agreements referenced or provided for herein, including, without limitation, (a) the fees and expenses of any legal counsel retained by any Major Shareholder, TAC, or MINRAD; (b) the fees and expenses of any accountants of MINRAD including any indirect fees and expenses resulting from outsourcing or through service agreements; (c) any amounts payable in accordance with Section 16(l) of this Agreement; and (d) any fees and expenses of any other counsel, accountants, financial advisors or other similar professionals with respect to services rendered to the Major Shareholder or MINRAD in connection with the transactions contemplated by this Agreement.

In addition, the following terms shall be interpreted as set forth below:

      (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

      (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

      (c) References to the "Knowledge" of an entity shall refer to the actual knowledge of the directors and officers of the entity, and the knowledge of any fact or matter which any person would have following inquiries of those employees and directors or former employees and directors of the entity of whom such persons would reasonably believe would have actual knowledge of such matters presented.

      (d) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and reference to a "Section" is, unless otherwise specified, to one of the Sections of this Agreement.

      2. PLAN OF REORGANIZATION. The parties to this Agreement do hereby agree that AS shall be merged with and into MINRAD upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

      3. TERMS OF MERGER. In accordance with the provisions of this Agreement and the requirements of applicable law, AS shall be merged with and into MINRAD as of the Effective Time (the terms "Closing" and "Effective Time" are defined in Section 7 hereof). MINRAD shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation") and the separate existence of AS shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:


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            (a) Corporate Existence.

                  (1) Commencing with the Effective Time, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and
(i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

                  (2) At the Effective Time, (i) the Certificate of Incorporation and the By-laws of MINRAD, as existing immediately prior to the Effective Time, shall be and remain the Certificate of Incorporation and By-laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Time shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Time a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

            (b) Events Occurring Immediately Prior to the Effective Time. Immediately prior to the Merger becoming effective, on the day of such effectiveness:

                  (1) MINRAD shall consummate the Merger under Section 251 of the Delaware General Corporation Law by filing a Delaware Certificate of Merger between MINRAD and AS with the Secretary of State; and

                  (2) TAC shall consummate the exchange of TAC Stock for MINRAD Stock under Section 92A.200 of the Nevada General Corporation Law by filing Articles of Exchange with the Nevada Department of State.

            (c) Conversion of Securities.

      As of the Effective Time and without any action on the part of TAC, AS, MINRAD or the holders of any of the securities of any of these corporations, each of the following shall occur:

            (1) Each share of MINRAD Stock issued and outstanding immediately prior to the Effective Time, other than any shares of MINRAD Stock to be canceled pursuant to Section 3(d)(2) shall automatically be converted into the right to receive one share of TAC Stock. All such shares of MINRAD Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 4 hereof, certificates evidencing such number of shares of TAC Stock, respectively, into which such shares of MINRAD Stock were converted. No fractional shares of TAC Stock will be issued in the Merger; any fractional share otherwise issuable shall be rounded to the nearest whole share. The holders of such certificates previously evidencing shares of MINRAD Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of MINRAD Stock except as otherwise provided herein or by law;


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            (2) Any shares of MINRAD capital stock held in the treasury of
MINRAD immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

            (3) All shares of capital stock of AS issued and outstanding immediately prior to the Effective Time shall automatically converted into one share of common stock of the Surviving Corporation, which shall be owned by TAC;

      (d) Other Matters.

            (1) MINRAD Stock Options.

                  (A) At the Effective Time, the MINRAD Option Plan shall be adopted by and converted into a plan applicable to TAC and its subsidiaries (including MINRAD), with substantially the same terms and conditions except that
(i) options granted under the plan will be options to purchase TAC Stock, and
(ii) the aggregate number of additional shares of TAC Stock that will be purchasable under the plan (not including shares purchasable under outstanding MINRAD options) will be 5,000,000 (the MINRAD Option Plan as so adopted and converted is hereafter referred to as the "TAC Option Plan").

                  (B) At the Effective Time, each outstanding MINRAD Option, whether or not then exercisable, will automatically be converted into an option to purchase TAC Stock. Each option so converted will continue to have, and be subject to, substantially the same terms and conditions set forth in the MINRAD Stock Option Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each converted MINRAD Option will be exercisable (or will become exercisable in accordance with its terms) for the same number of shares of TAC Stock that were issuable upon exercise of such MINRAD Option immediately prior to the Effective Time and (ii) the per share exercise price for the shares of TAC Stock issuable upon exercise of such converted MINRAD Option will be equal to the exercise price per share of MINRAD Stock at which such MINRAD Option was exercisable immediately prior to the Effective Time. Continuous employment with MINRAD or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all converted MINRAD Options after the Effective Time.

            (2) MINRAD Warrants. At the Effective Time, each outstanding warrant to purchase MINRAD Stock (a "MINRAD Warrant"), whether or not then exercisable, will be automatically be converted into a warrant to purchase TAC Stock. Each warrant so converted will continue to have, and be subject to, substantially the same terms and conditions set forth in the warrant agreement with respect to the warrant immediately prior to the Effective Time, except that (i) each converted MINRAD Warrant will be exercisable (or will become exercisable in accordance with its terms) for the same number of shares of TAC Stock that were issuable upon exercise of such MINRAD Warrant immediately prior to the Effective Time and
(ii) the per share exercise price for the shares of TAC Stock issuable upon exercise of such converted MINRAD Warrant will be equal to the exercise price per share of MINRAD Stock at which such MINRAD Warrant was exercisable immediately prior to the Effective Time.


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            (3) MINRAD Convertible Debt. At the Effective Time, the terms of all of the outstanding indebtedness of MINRAD that the holder has the right under the governing documents to convert into MINRAD Stock ( "MINRAD Convertible Debt"), whether or not then convertible, will automatically be amended to provide for the conversion of the debt into TAC Stock. The MINRAD Convertible Debt so amended will continue to have, and be subject to, substantially the same terms and conditions set forth in the governing documents immediately prior to the Effective Time, except that (i) the MINRAD Convertible Debt will be convertible (or will become convertible in accordance with its terms) for the same number of shares of TAC Stock that were issuable upon conversion of the MINRAD Convertible Debt immediately prior to the Effective Time and (ii) the per share conversion price for the shares of TAC Stock issuable upon conversion of the MINRAD Convertible Debt will be equal to the conversion price per share of MINRAD Stock at which such MINRAD Convertible Debt was exercisable immediately prior to the Effective Time.

            (4) Dissenting Shares.

                  (A) Notwithstanding anything in this Agreement to the contrary, any shares of MINRAD Stock held by any Person (a "Dissenting Stockholder") who has demanded and perfected his right for appraisal of such shares ("Dissenting Shares") in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal shall not be converted as described in Section 3(c)(1) but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to Section 262 of the DGCL and shall not be entitled to receive his applicable portion of the Merger consideration; provided, however, that if, in accordance with such Section of the DGCL, any Dissenting Stockholder shall fail to perfect, withdraw or otherwise lose his right to appraisal under such Section of the DGCL, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right, to receive, in accordance with this Section 3(d)(2) and, except as set forth in
Section 4, without interest or dividends thereon), for each share (or fraction thereof) of MINRAD Stock, the Merger Consideration (or a corresponding fraction thereof).

                  (B) MINRAD shall give TAC (i) prompt notice of any written demands for appraisal of any shares of the MINRAD Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL that relate to such demands received by MINRAD and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. MINRAD shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, voluntarily make or offer to make any payments in excess of $5,000 in the aggregate, with respect to any demands for appraisal and/or refusals to consent of holders of MINRAD Stock or offer to settle or settle any such demands and/or refusals to consent.


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            (5) At the Closing, the existing directors of TAC shall nominate and elect to the Board of Directors of TAC the persons designated by MINRAD, and all of the persons serving as directors and officers of TAC immediately prior to the Closing shall thereafter resign from all of their positions with TAC, effective immediately after the Closing.

            (6) Upon the effectiveness of the Merger, TAC shall assume and will be bound by the terms of all of the agreements relating to registration of MINRAD Stock under the Securities Act that are in the MINRAD Disclosure Documents, in each case so as to provide for the registration of TAC Stock rather than MINRAD Stock. TAC will execute any agreement or other instrument MINRAD deems necessary to confirm its agreement to comply with the registration rights granted by MINRAD to holders of MINRAD Stock.

            (7) Escrow.

                  (A) Establishment of Escrow. At or prior to the Closing, the Major Shareholders and MINRAD will enter into an escrow agreement (the "Share Escrow Agreement") with a financial institution mutually to be agreed upon by them (the "Escrow Agent"), providing for the escrow of 2,402,500 shares of TAC Stock (the "Escrow Shares"), which may become deliverable to them if Cagan McAfee Capital Partners, LLC ("Cagan") obtains certain financings for TAC under the terms of an Engagement Letter between Cagan and MINRAD, or which may be returned to TAC and canceled if the financings are not obtained. The Share Escrow Agreement shall be in a form mutually agreed upon by MINRAD and the Major Shareholders and acceptable to the Transfer Agent.

                  (B) Delivery of Escrow Shares. At the Closing, Cagan will deliver the Escrow Shares to the Escrow Agent to be held under the terms of the Share Escrow Agreement.

            (8) Registration Rights. Reference is made to certain Registration Rights Agreements entered into by and among MINRAD, on the one hand, and (A) the purchasers in a private placement for up to $4,000,000 of MINRAD Stock, (B) persons who converted certain convertible debt of MINRAD, and (C) persons who hold or have exchanged MINRAD Warrants, (the "Registration Rights Agreements"). At the Effective Time the Registration Rights Agreements will automatically and without further action by the parties thereto be converted into and become obligations of TAC to register TAC Stock as "Registrable Securities" (as defined in the Registration Rights Agreements) under the Registration Rights Agreements as if it were the MINRAD Stock referred to. In the event of any dispute between TAC and any other party to the Registration Rights Agreement concerning the right of the other party to have shares registered by TAC under the Registration Rights Agreements, if a court of competent jurisdiction shall uphold the right of the other party to have shares registered by TAC, then in addition to any other remedy provided by the court, TAC shall indemnify the other party for all damages and costs, including attorneys fees, incurred by the other party in pursuing its rights under the Registration Rights Agreements.

      4. EXCHANGE OF CERTIFICATES.

            (a) Exchange Agent. TAC shall select an institution reasonably acceptable to MINRAD to act as the exchange agent (the "Exchange Agent") in the Merger.

            (b) Exchange Fund. Promptly after the Effective Time, TAC shall make available to the Exchange Agent for exchange in accordance with this Section, the shares of TAC Stock (such shares of TAC Stock, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3 in exchange for outstanding shares of Minrad Stock. No fractional shares of TAC Stock shall be issued in connection with the Merger.

            (c) Exchange Procedures. Promptly after the Effective Time, TAC shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of MINRAD Stock whose shares were converted into the right to receive shares of TAC Stock pursuant to Section 3,
(i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as TAC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of TAC Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefore certificates representing the number of whole shares of TAC Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 3 and any dividends or distributions payable pursuant to Section 4(d) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TAC Stock into which such shares of MINRAD Stock shall have been so converted and any dividends or distributions payable pursuant to Section 4(d) No interest will be paid or accrued on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of MINRAD Stock that is not registered in the transfer records of a MINRAD, a certificate representing the proper number of shares of TAC Stock may be issued to a transferee if the Certificate representing such shares of MINRAD Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to TAC Stock with a record date after the Effective Time will be paid to the holders of any MINRAD Certificates with respect to the shares of TAC Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender the amount of dividends or other distributions with a record date after the Effective Time heretofore paid with respect to such whole shares of TAC Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of TAC Stock.

            (e) Required Withholding. Each of the Exchange Agent, TAC and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of MINRAD Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of TAC Stock into which the shares of MINRAD Stock represented by such Certificates were converted pursuant to Section 3 and any dividends or distributions payable pursuant to Section 4(d); provided, however, that TAC may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of TAC Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against TAC, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 4, neither the Exchange Agent, TAC, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TAC Stock or MINRAD Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of MINRAD Stock for six months after the Effective Time shall be delivered to TAC, upon demand, and any holders of MINRAD Stock who have not theretofore complied with the provisions of this
Section 4 shall thereafter look only to TAC for the shares of TAC Stock and any dividends or other distributions with respect to TAC Stock to which they are entitled pursuant to Section 4(d), in each case, without any interest thereon.

            (i) Reservation of Shares for Exercise of Warrants and Conversion of Convertible Debt. TAC shall at all times after the Effective Time reserve sufficient authorized TAC Stock to provide for the exercise of all MINRAD Warrants and for the conversion of all MINRAD Convertible Debt and shall permit the exercise of MINRAD Warrants and conversion of MINRAD Convertible Debt as provided in Section 3.

            (j) No Further Ownership Rights in MINRAD Stock. All shares of TAC Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 4 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MINRAD Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of MINRAD Stock that were outstanding immediately prior to the Effective Time.

      5. REPRESENTATIONS AND WARRANTIES OF MINRAD. MINRAD hereby represents and warrants as follows:

            (a) Organization, Standing and Authority of Purchaser. MINRAD is a duly incorporated corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in any jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to have such corporate power and authority or to so qualify would not have a Material Adverse Effect on MINRAD.

            (b) Authorized and Effective Agreement.

                  (1) MINRAD has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by MINRAD and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the board of directors of MINRAD, which authorization constitutes all necessary corporate action in respect thereof and which have not been rescinded, revoked or otherwise adversely modified.

                  (2) This Agreement constitutes the legal, valid and binding obligations of MINRAD, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (3) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by MINRAD with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of MINRAD or (ii) violate any Legal Requirements applicable to MINRAD.

                  (4) Other than the filing of the Certificate of Merger with the Delaware Secretary of State and consent of Purchaser's Shareholders, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by MINRAD on or prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

            (c) Capital Structure of MINRAD.

                  (1) As of the date of this Agreement, the authorized capital stock of MINRAD consists of: 100,000,000 shares of MINRAD Stock, of which 22,883,815 shares are presently issued and outstanding, and no shares are held in treasury. In addition, as of the date of this Agreement, there are MINRAD Warrants outstanding that are exercisable for up to 4,100,457 shares of MINRAD stock at the exercise prices and during the periods indicated on the attached
Schedule 5(c), and there are options outstanding under the MINRAD Option Plan that are exercisable to purchase 2,170,500 shares of MINRAD Stock. Other than shares of MINRAD Stock that may be issued upon the exercise the MINRAD Warrants or options under the MINRAD Option Plan between the date of this Agreement and the Effective Time, no additional shares of MINRAD Stock will be issued between the date of this Agreement and the Effective Time.

                  (2) All outstanding shares of MINRAD Stock are, and shall be at Closing, validly issued, fully paid and nonassessable. Except for the MINRAD Warrants and the MINRAD Convertible Debt, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of MINRAD. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of MINRAD. There are no outstanding obligations of MINRAD to repurchase, redeem or otherwise acquire any shares of capital stock of MINRAD.

            (d) Financial Statements of MINRAD. The MINRAD Financial Statements fairly present the financial position of MINRAD as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in the MINRAD Disclosure Documents and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the MINRAD Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2004. The MINRAD Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).

            (e) Material Adverse Change. Except as set forth in the MINRAD Disclosure Documents, since March 31, 2004 there has not been any change in the financial condition, results of operations, prospects or business which would individually or in the aggregate with any other such changes, of MINRAD except changes arising in the ordinary course of business, which changes would have a Material Adverse Effect with respect to MINRAD.

            (f) Litigation. Except as set forth in the MINRAD Disclosure Documents, there are no actions, suits or proceedings instituted, pending or, to it's Knowledge, any governmental investigation or proceeding, not otherwise reflected in the MINRAD Disclosure Documents, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against MINRAD.

            (g) Absence of Undisclosed Liabilities. MINRAD does not have any liability (contingent or otherwise) that is material to MINRAD, or that, when combined with all similar undisclosed liabilities, would be material to MINRAD, except as disclosed in the MINRAD Financial Statements dated prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to the Closing.

            (h) Tax Matters. MINRAD has, or by the Closing will have, filed all material federal tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing.

            (i) Material Contracts. As part of the MINRAD Disclosure Documents, MINRAD has previously given TAC copies of or access to all material contracts, commitments and/or agreements to which MINRAD is a party, including all contracts covering relationships or dealings with related parties or affiliates. MINRAD is not in material breach of, or material default under any material contract.

            (j) Subsidiary Corporations. MINRAD has no subsidiary corporations.

            (k) Minute Books, Financial Records. MINRAD has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of TAC prior to the Closing, during reasonable business hours and on reasonable notice.

            (l) Disclosure. Information regarding MINRAD which has been delivered by MINRAD to TAC for use in connection with the Merger, is true and accurate in all material respects.

      6. REPRESENTATIONS AND WARRANTIES OF TAC AND AS. TAC and AS hereby jointly and severally represent and warrant as follows:

            (a) Organization, Standing and Authority of Purchaser. TAC and AS are each duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of Delaware, respectively, with the full corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where the ownership or leasing of the property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. TAC is not required to be qualified to do business in any state other than Texas.

            (b) Capital Structure of TAC.

                  (1) As of the date of this Agreement, TAC's authorized capital stock consists of (i) 100,000,000 shares of TAC Stock, of which 5,050,000 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock par value $.25 per share, of which no shares are presently issued and outstanding. At the Effective Time, TAC's authorized capital stock will consist solely of 100,000,000 shares of TAC Stock, of which not more than 5,050,000 shares will be issued and outstanding, and 5,000,000 shares of preferred stock of which none will be issued or outstanding. At the Effective Time, AS's authorized capital stock will consist of 20,000 authorized shares of $.01 par value common stock ("AS's Common Stock"), of which 10,000 shares will be issued and outstanding and owned by TAC, free and clear of all liens, claims and encumbrances.

                  (2) All outstanding shares of TAC Stock and AS Common Stock are, and shall be at Closing, validly issued, fully paid and nonassessable. At the time of this Agreement and at the Closing, there are and there will be no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either TAC or AS. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which TAC or AS is a party or by which TAC or AS is bound with respect to the voting of any capital stock of TAC or AS. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of TAC or AS. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of TAC or AS.

                  (3) As of the Closing, the shares of TAC Stock to be issued and delivered to the MINRAD Shareholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of TAC capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

                  (4) As of the Closing, the shares of TAC Stock to be reserved for issuance to the holders of options and warrants to purchase MINRAD Stock, when so issued and delivered in accordance with such options or warrants will, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of TAC capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

            (c) Authorized and Effective Agreement.

                  (1) TAC has the corporate power to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (i) have been duly authorized by the respective Boards of Directors of TAC and AS and by TAC as the sole stockholder of AS, and
(ii) as of the Closing, will have been duly authorized and approved by the stockholders of TAC.

                  (2) This Agreement has been duly executed and delivered by each of TAC and AS and constitutes a legal, valid and binding obligation of TAC and AS, enforceable against TAC and AS in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Legal Requirements of general applicability relating to or affecting creditor's rights generally and to general equity principles.

                  (3) Neither the execution and delivery of this Agreement will constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which TAC or AS is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to TAC, AS or their properties.

                  (4) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by TAC or AS with any of the provisions hereof shall conflict with or result in a breach of the respective Articles or Certificate of Incorporation or by-laws of either TAC or AS.

            (d) Financial Statements of TAC and AS.

                  (1) TAC has delivered to MINRAD a true and complete copy of its audited financial statements for the fiscal years ended March 31, 2001, 2002 and 2003, and the unaudited financial statements for the interim period ending June 30, 2004 (the "TAC Financial Statements"). The TAC Financial Statements are complete, accurate and fairly present the financial condition of TAC as of the dates thereof and the results of its operations for the periods then ended. Except as indicated in the TAC Disclosure Documents, there are no material liabilities or obligations either fixed or contingent not reflected therein. The TAC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of TAC as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

                  (2) No financial statements exist for AS because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware.

            (e) Taxes. TAC and AS have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the TAC Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither TAC nor AS is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

            (f) No Subsidiaries. TAC has no subsidiaries or affiliates other than AS or has no direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business except for AS, and AS has no subsidiaries or affiliates.

            (g) Material Adverse Change. Since March 31, 2004 there have not been any changes in the financial condition, results of operations, or financial condition of TAC which would individually or in the aggregate with any other such changes, except changes arising in the ordinary course of business, which changes would have a Material Adverse Effect with respect to TAC. TAC and AS have (and at the Closing they will have) disclosed in the TAC Disclosure Documents all events, conditions, and facts materially affecting, the business, financial condition (including liabilities, contingent or otherwise) or results of operations of TAC and AS.

            (h) Absence of Undisclosed Liabilities.

                  (1) At the Closing, neither TAC nor AS has any material assets and neither such corporation has or will have, any liabilities of any kind other than those reflected in the TAC Disclosure Documents and any costs incurred in connection with the Merger.

                  (2) Except as disclosed in the TAC Disclosure Documents or specifically disclosed or reserved against as to amount in the latest balance sheet contained in the TAC Financial Statements, there is no basis for any assertion against TAC of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, known or unknown, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from TAC to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of TAC, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of TAC, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

            (i) Litigation. Neither TAC nor AS is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the TAC Financial Statements, and to the Knowledge of the Major Shareholders, TAC and AS, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting AS, TAC, or the management or properties of TAC or AS.

            (j) Minute Books and Records. Except as otherwise indicated in the TAC Disclosure Documents, the TAC minute books and other corporate records made available to MINRAD prior to the date of this Agreement, are complete and accurate in all material respects.

            (k) (1) Material Contracts. Neither TAC nor AS has breached, nor is there any pending, existing or threatened claim that TAC or AS has breached, any of the material terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which TAC or AS is subject.

                  (2) Each of TAC and AS hereby represent and warrant that except as otherwise provided in the TAC Disclosure Documents it is not a party to any material contract or commitment other than appointment documents with TAC's transfer agent, and that it has disclosed to MINRAD in writing all previous or existing relationships or dealings with related or controlling parties or affiliates of TAC, AS or any of the Major Shareholders. Each of TAC and AS hereby represent and warrant that except as otherwise provided in the TAC Disclosure Documents neither of them there are no currently existing agreements with any affiliates, related or controlling persons or entities of TAC, AS or any of the Major Shareholders.

                  (3) Except as otherwise provided in the TAC Disclosure Documents, TAC has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 6, "material" means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $5,000.

                  (4) Except as otherwise provided in the TAC Disclosure Documents, other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either TAC or AS.

                  (5) There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days notice, or any purchase commitments, in each case of either TAC or AS.

            (l) Compliance with Securities Laws.

                  (1) TAC has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of TAC's capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

                  (2) All information regarding TAC and any entity for whose conduct TAC is legally held responsible which has been provided to MINRAD in the TAC Disclosure Documents relating to any document or other communication, disseminated to any former, existing or potential stockholders of TAC or to the public or filed with The National Association of Securities Dealers, Inc. ("NASD") or the Securities and Exchange Commission ("SEC") or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

                  (3) TAC has timely filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities. As of their respective dates, the TAC Disclosure Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed. None of the TAC Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of TAC included in the TAC Disclosure Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of TAC as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

            (m) Governmental Authorizations: Compliance with Laws.

                  (1) Up to the Closing, TAC is currently and has complied with, and TAC has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect.

                  (2) Up to the Closing, TAC has not received notice of any noncompliance with the foregoing, nor to its Knowledge are there any claims or threatened claims in connection therewith. TAC has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports TAC has previously filed with the SEC.

                  (3) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by TAC under the Securities Act, the Exchange Act, with the NASD, and with the Secretaries of State of Delaware and of Nevada, the execution and delivery by TAC of this Agreement and the closing documents and the consummation by TAC of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or
(ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to TAC, or its business or assets. TAC is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of TAC (or to the Knowledge of TAC, the continued operation of the business of MINRAD) after the Closing.

            (n) Ongoing Business. No aspect of TAC's past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair TAC from carrying on the business of TAC as it is presently being conducted by TAC.

            (o) Disclosures. No representation or warranty by TAC or AS contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to TAC that may reasonably be expected to have a material adverse effect on TAC or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by TAC in connection herewith have been and will be complete originals, or exact copies thereof.

            (p) Environmental Matters.

            Except as set forth on the TAC Disclosure Documents or as described in any third party reports supplied by TAC or obtained by MINRAD and specifically listed on TAC Disclosure Documents:

                  (1) TAC, including any corporation to which TAC is a successor, is in material compliance with all Environmental Laws.

                  (2) Neither TAC nor, to the Knowledge of TAC, any other Person for whose conduct TAC is or may be held responsible, has any Environmental Liabilities, or, to the Knowledge of TAC, with respect to any properties and assets (whether real, personal or mixed) in which TAC (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any such property or assets.

                  (3) TAC does not have any basis to expect, nor has TAC or, to the Knowledge of TAC, any other Person for whose conduct TAC is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, complaint or warning that relates to (i) any alleged, actual, or potential violation or failure to comply with any Environmental Law or (ii) any alleged, actual or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any present or former properties or assets (whether real, personal or mixed) in which TAC (or any predecessor) has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by TAC, or any other Person for whose conduct TAC is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (4) Except in material compliance with or as permitted by applicable Environmental Law, to the Knowledge of TAC, there are no Hazardous Materials present on or in the environment at any present or former properties of TAC (or any predecessor) or, to the Knowledge of TAC at any geologically or hydrologically adjoining property, in material quantities that emanated from TAC or any predecessor thereof, including any Hazardous Materials contained in barrels, above or any, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such property or such adjoining property, or incorporated into any structure therein or thereon.

                  (5) To the Knowledge of TAC, and except in material compliance with or as permitted by applicable Environmental Law, there has been no Release or threat of Release, of any material amounts of Hazardous Materials at or from any present or former property of TAC (or any predecessor).

                  (6) TAC has delivered or made available to MINRAD true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by TAC and such other reports, if any, as MINRAD has requested pertaining to Hazardous Materials or any business activities which is regulated under any Environmental Law in, on, or under the Facilities, or concerning compliance by TAC, or any other Person for whose conduct TAC is or may be held responsible, with Environmental Laws.

      7. CLOSING. The Closing of the transactions contemplated herein shall take place at the offices of Hodgson Russ LLP, Suite 2000, One M&T Plaza, Buffalo, New York on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall occur on or before October 31, 2004. In connection with the Closing, MINRAD and AS shall execute a Certificate of Merger in accordance with the DGCL, and TAC shall cause it to be delivered and filed as soon as practicable on the Closing Date with the Delaware Secretary of State in accordance with the DGCL. The Merger shall become effective at the time and on the date (the "Effective Time") specified in the Certificate of Merger.

      8. ACTIONS PRIOR TO CLOSING.

            (a) Prior to the Closing, MINRAD, TAC and AS, will be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

            (b) Prior to the Closing, MINRAD, TAC, AS, and the Major Shareholders agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that TAC is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, TAC shall provide MINRAD with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that MINRAD may request.

            (c) Prior to the Closing, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to, or rights issued in respect of, the TAC Stock, and there shall be no dividends or other distributions paid on TAC's Common Stock after the date hereof, in each case through and including the Closing.

            (d) TAC and AS shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

            (e) Except as otherwise contemplated under this Agreement, prior to the Closing, TAC and AS shall not take any action or enter into any agreement to issue or sell any shares of capital stock of TAC or AS or any securities convertible into or exchangeable for any shares of capital stock of TAC or AS or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of TAC or AS without the prior written consent of MINRAD.

            (f) Prior to the Closing, TAC and AS shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken. Prior to the Closing, except as contemplated hereby, TAC and AS shall not incur any liabilities or obligations without the prior written consent of MINRAD.

            (g) Prior to the Closing, TAC will timely file all required TAC SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

            (h) Prior to the Closing, if requested by MINRAD, TAC shall adopt a new stock option plan or amend its existing stock option plan in the manner requested by MINRAD.

      9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MINRAD. All obligations of MINRAD under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

            (a) The representations and warranties by or on behalf of TAC and AS contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing as though such representations and warranties were made at and as of such time.

            (b) TAC, AS and the Major Shareholders shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

            (c) On or before the Closing, the Board of Directors of TAC and AS, the shareholders of TAC, and TAC as sole stockholder of AS, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

            (d) On or before the Closing Date, TAC and AS shall have delivered certified copies of resolutions of the sole stockholder and the directors of AS and of the shareholders and directors of TAC approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable TAC and AS to comply with the terms of this Agreement, including the election of MINRAD's nominees to the Board of Directors of TAC and all matters outlined or contemplated herein.

            (e) The Merger shall be permitted by applicable state law and otherwise and TAC shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

            (f) At Closing, all of the directors and officers of TAC shall have resigned in writing from their positions as directors and officers of TAC effective upon the election and appointment of the MINRAD nominees, and the directors of TAC shall take such action as may be necessary or desirable to effect the election and appointment of MINRAD nominees.

            (g) At or prior to the Closing, TAC shall have adopted a fiscal year ending on December 31.

            (h) At the Closing, all instruments and documents delivered by TAC or AS, including any to MINRAD Stockholders pursuant to the provisions hereof, shall be reasonably satisfactory to legal counsel for MINRAD.

            (i) The shares of restricted TAC capital stock to be issued to MINRAD Shareholders at Closing will be validly issued, nonassessable and fully paid under Delaware corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

            (j) MINRAD shall have received all necessary and required approvals and consents from required parties (including those identified in the MINRAD Disclosure Documents) and from its stockholders.

            (k) At the Closing, TAC and AS shall have delivered to MINRAD an opinion of TAC's legal counsel, dated as of the Closing, and in a form reasonably acceptable to MINRAD to the effect that:

                  (1) Each of TAC and AS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (2) This Agreement has been duly authorized, executed and delivered by TAC and AS and is a valid and binding obligation of TAC and AS enforceable in accordance with its terms;

                  (3) TAC and AS each through its Board of Directors and stockholders have taken all corporate action necessary for their performance under this Agreement;

                  (4) The documents executed and delivered to MINRAD and MINRAD Stockholders hereunder are valid and binding in accordance with their terms and vest in MINRAD Shareholders all right, title and interest in and to the shares of TAC Stock to be issued pursuant to Section 2 hereof, and the shares of TAC capital stock when issued in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable; and

                  (5) Each of TAC and AS has the corporate power to execute, deliver and perform under this Agreement.

            (l) The Major Shareholders shall have signed and delivered the Share Escrow Agreement to MINRAD at the Closing.

            (m) The Major Shareholders shall enter into an agreement with TAC, in a form reasonably acceptable to MINRAD, to vote their shares of TAC Stock after the Merger in favor of any proposal made or approved by the Board of Directors of TAC after the Merger to reincorporate TAC in Delaware.

      10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TAC AND AS. All obligations of TAC and AS under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            (a) The representations and warranties by MINRAD contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing as though such representations and warranties were made at and as of such times.

            (b) MINRAD shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

            (c) MINRAD shall deliver an opinion of its legal counsel, dated the date of the Closing, and in a form reasonably acceptable to TAC to the effect that:

                  (1) MINRAD is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

                  (2) This Agreement has been duly authorized, executed and delivered by MINRAD and is a binding obligation of MINRAD enforceable in accordance with its terms;

                  (3) The Board of Directors and stockholders of MINRAD have taken all corporate action necessary for its performance under this Agreement; and

                  (4) MINRAD has the corporate power to execute, deliver and perform under this Agreement.

      11. SURVIVAL AND INDEMNIFICATION. Notwithstanding any investigation conducted by any party hereto or any information any party may receive, all representations, warranties, covenants and agreements contained in this Agreement shall survive only or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) (i) in the case of MINRAD only until the Closing and (ii) in the case of TAC and AS, until the second anniversary of the Effective Time. Notwithstanding the foregoing, the representations and warranties contained in
Section 14 of this Agreement shall survive indefinitely. The representations and warranties which terminate on the second anniversary of the Effective Time, and the liability of any party with respect thereto pursuant to this Section 11, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the second anniversary of the Effective Time, as the case may be.

            (a) The parties shall indemnify each other as set forth below:

                  (1) Subject to the provisions of this Section 11, each of the Major Shareholders, shall jointly and severally indemnify and hold harmless MINRAD and MINRAD's past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Major Shareholders shall also indemnify TAC) (collectively, the "Indemnified Parties") from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of TAC contained in Sections 6 or 14 of this Agreement (as of the date hereof, or as of the Closing) or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by TAC or any officer or any of them at or in connection with the Closing, or (ii) the breach by TAC, of or failure by TAC to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no Major Shareholder shall be responsible for any Losses with respect to the matters referred to in clauses
(1) of this Section 11(a), until the cumulative aggregate amount of all such Losses exceeds $5,000, in which event the Major Shareholders shall then be liable for all such cumulative aggregate Losses up to $25,000, including the first $5,000. Each Major Shareholder specifically acknowledges and agrees that any MINRAD Indemnified Party may proceed against any Major Shareholder under this Section 11 without contemporaneously, or at any time, proceeding against any other Major Shareholders. As used herein, "Losses" shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminution in value, deficiencies, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term "legal expenses" shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

                  (2) Subject to the provisions of this Section 11, MINRAD shall indemnify and hold harmless each Major Shareholder from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of MINRAD contained in Sections 5 or 14 of this Agreement (as of the date hereof, or as of the Closing) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by MINRAD or an officer of MINRAD at or in connection with the Closing, or (ii) the breach by MINRAD of or failure by MINRAD to perform any of its covenants or agreements contained in this Agreement; provided, however, that MINRAD shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $5,000, in which event MINRAD shall then be liable for all such cumulative aggregate up to $25,000 of Losses, including the first $5,000.

                  (3) In order for a MINRAD Indemnified Party or Major Shareholder (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the Major Shareholders or any of them. The failure by any Indemnified Party so to notify the Major Shareholders or any of them, as the case may be, shall not relieve any relevant indemnifying party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

                  (4) (A) If the claim involves a third party claim (a "Third Party Claim"), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

                  (B) Notwithstanding the preceding paragraph, if in the Indemnified Party's reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (A) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (B) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

                  (C) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

                  (D) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

                  (E) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

            (b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

      12. NATURE OF REPRESENTATIONS. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      13. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

            (a) MINRAD will deliver, or will cause to be delivered, to TAC the following:

                  (1) a certificate executed by the President & CEO of MINRAD to the effect that all representations and warranties made by MINRAD under this Agreement are true and correct as of the Closing, the same as though originally given to TAC or AS on said date;

                  (2) a certificate from the state of MINRAD's incorporation dated within five business days of the Closing to the effect that MINRAD is in good standing under the laws of said state;

                  (3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

                  (4) executed copy of the Certificate of Merger for filing in Delaware;

                  (5) certified copies of resolutions adopted by the stockholders and directors of MINRAD authorizing the Merger;

                  (6) all other items, the delivery of which is a condition precedent to the obligations of TAC and AS, as set forth herein; and

                  (7) the legal opinion required by Section 9(e) hereof.

            (b) TAC and AS will deliver or cause to be delivered to MINRAD:

                  (1) stock certificates representing those securities of TAC to be issued as a part of the Merger as described in Section 2 hereof;

                  (2) a certificate of the President & CEO of TAC and AS, respectively, to the effect that all representations and warranties of TAC and AS made under this Agreement are true and correct as of the Closing, the same as though originally given to MINRAD on said date;

                  (3) certified copies of resolutions adopted by TAC's and AS's Board of Directors and AS's stockholder authorizing the Merger and all related matters;

                  (4) certificates from the jurisdiction of incorporation of TAC and AS dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

                  (5) executed copy of the Certificate of Merger for filing in Delaware;

                  (6) opinion of TAC's counsel as described in Section 8(l) above;

                  (7) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                  (8) written resignation of all of the officers and directors of TAC and AS;

                  (9) Escrow Agreement, signed by Cagan McAfee Capital Partners and TAC together with evidence that the Escrow shares have been placed in escrow;

                  (10) copy of Articles of Exchange in the form in which they will be filed by TAC with the Nevada Department of State immediately after the Closing; and

                  (11) all other items, the delivery of which is a condition precedent to the obligations of MINRAD, as set forth in Section 8 hereof.

            (c) The Major Shareholders shall deliver the voting agreement provided for in Section 9(m) relating to their agreement to vote in favor of the reincorporation of TAC in Delaware.

      14. FINDER'S FEES. The Major Shareholders, TAC and AS, jointly and severally, represent and warrant to MINRAD, and MINRAD represents and warrants to each of the Major Shareholders, TAC and AS, that, except under a letter agreement dated December 1, 2003 between Cagan McAfee Capital Partners and MINRAD, none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

      15. POST-CLOSING COVENANTS.

            (a) Standard and Poor's. If required for the trading of TAC Stock, TAC shall use its commercially reasonable efforts to apply for listing with Standard and Poor's Information Service and Blue Sky filings.

            (b) Stock Listing. As soon as TAC meets the company listing requirements, TAC and Cagan shall use all commercially reasonable efforts to cause TAC Stock to be listed for trading on the AMEX or the NASDAQ.

            (c) Confidentiality. The Major Shareholders hereby agree that, after the Closing, they shall not publicly disclose any confidential information of TAC, AS or MINRAD, and that they shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of TAC or MINRAD, without the prior written consent of MINRAD (or, TAC after the Effective Time).

            (d) Registration of TAC Stock under TAC Option Plan. As soon as practicable after the Effective Time, TAC will prepare and file a registration statement on Form S-8 for the registration of TAC Stock issuable under the TAC Option Plan, including TAC Stock issuable under converted MINRAD Options.

      16. MISCELLANEOUS.

            (a) Further Assurances. At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

            (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

            (c) Termination. This Agreement and all obligations hereunder (other than those under Section 16(l)) may be terminated (i) after October 31, 2004 at the discretion of either party if the Closing has not occurred by October 31, 2004 (unless the Closing date is extended with the consent of both MINRAD and TAC) for any reason other than the default hereunder by the terminating party,
(ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached, (iii) by either MINRAD or TAC, if the holders of the requisite number of shares of MINRAD Stock vote against, or refuse to provide their written consents for, the approval and adoption of this Agreement and the Merger, or (iv) by mutual written consent of TAC and MINRAD. Any proper termination of this Agreement under this Section will be effective immediately upon the delivery of written notice by the terminating party to the other parties.

            (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

            (e) Notices. All notices and other communications hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):


If to TAC or AS prior to the Closing:             with a copy to:

Technology Acquisition Corporation                Robert Blair Krueger II, Esq.
10600 N. De Anza Boulevard, Suite 250             The Krueger Group, LLP
Cupertino, California 95014                       La Jolla Law Building
Attn:  John Kinney, President                     5771 La Jolla Boulevard
                                                  La Jolla, California 92037
Facsimile:  408-904-6085                          Facsimile:  858-729-9995

If to MINRAD:                                     with a copy to:

MINRAD INC.                                       Robert B. Fleming, Esq.
847 Main Street                                   Hodgson Russ LLP
Buffalo, New York  14203                          One M&T Plaza, Suite 2000
Attn:  William H. Burns                           Buffalo, New York  14203
President and Chief Executive Officer             Facsimile:  716-849-0349
Facsimile:  716-855-1078

If to TAC after the Closing:                      with a copy to:

MINRAD INC.
847 Main Street                                   Robert B. Fleming, Esq.
Buffalo, New York  14203                          Hodgson Russ LLP
Attn:  William H. Burns                           One M&T Plaza, Suite 2000
President and Chief Executive Officer             Buffalo, New York  14203
Facsimile:  716-855-1078                          Facsimile:  716-849-0349

If to the Major Shareholders:                     with a copy to:

Laird Q. Cagan                                    Robert Blair Krueger II, Esq.
Technology Acquisition Corporation                The Krueger Group, LLP
10600 N. De Anza Boulevard, Suite 250             La Jolla Law Building
Cupertino, California 95014                       5771 La Jolla Boulevard
                                                  La Jolla, California 92037
Facsimile:  408-904-6085                          Facsimile:  858-729-9995


            (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            (i) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger, which is attached hereto as Exhibit "A," is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

            (j) Time. Time is of the essence.

            (k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

            (l) Responsibility and Costs. Whether the Merger is consummated or not, all Transaction Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

            (m) Inapplicability of Indemnification Provisions. The provisions contained in TAC's Articles of Incorporation and/or By-laws for indemnifying officers and directors of that company shall not apply for the purposes of this Agreement to the persons responsible for the representations and warranties made herein by TAC.

            (n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware without reference to principles of conflict of law.

            (o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Erie County, State of New York, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.


               [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

TECHNOLOGY ACQUISITION CORPORATION         MINRAD INC.


By: _____________________________          By: ______________________________
Its: ____________________________          Its: _____________________________


TECHNOLOGY ACQUISITION
  SUBSIDIARY, INC.


By: _____________________________
Its: ____________________________

MAJOR SHAREHOLDERS:

CAGAN MCAFEE CAPITAL PARTNERS, LLC         TOBIN FAMILY TRUST

                                           By: ______________________________
By: _____________________________                 Name:
Its: ____________________________                 Title:

_________________________________          INTERNATIONAL CAPITAL ADVISORY, INC.
Laird Q. Cagan

_________________________________          By: ______________________________
Eric McAfee                                       Name:
                                                  Title:

                                                                     Schedule 1A

                       TECHNOLOGY ACQUISITION CORPORATION
                        SUPPLEMENTAL DISCLOSURE DOCUMENT

PRELIMINARY NOTE

      This Disclosure Document has been prepared by Technology Acquisition Corporation ("TAC") in accordance with the Merger Agreement and Plan of Exchange among TAC, Technology Acquisition Subsidiary, Inc., Certain Major Shareholders and Minrad, Inc. ("Minrad") effective as of July 15, 2004 (the "Agreement").

      Each numbered Section of the Disclosure Document relates to the corresponding numbered Section of the Agreement. The information and disclosures contained in any Section of the Disclosure Document are hereby incorporated by reference into each of the other Sections of the Disclosure Document to the extent that such incorporation by reference is necessary to make the information and disclosure contained in any such Section accurate and complete and to which such disclosure is reasonably applicable. Capitalized terms used but not otherwise defined in the Disclosure Document shall have the meanings given to them in the Agreement.

SECTION 6(A) [Organization, Standing and Authority]

      Although it maintains its principal office in the State of California, TAC has not qualified to do business in the State of California.

SECTION 6(B) [Capital Structure]

      On or about October 2, 2003, TAC's Board of Directors approved issuance of shares of TAC's common stock as follows: (a) 50,000 restricted shares to Charles Conn, (b) 25,000 restricted shares to Walter Brinkmann, (c) 25,000 restricted shares to Tanja Leonard and (d) 100,000 shares to General Research GmbH. On or about October 3, 2003, TAC's Board of Directors approved issuance of shares of TAC's common stock as follows: (a) 5,000 restricted shares to Charles Conn, (b) 2,500 restricted shares to Walter Brinkmann, (c) 2,500 restricted shares to Tanja Leonard and (d) 10,000 shares to General Research GmbH. The shares authorized for issuance on October 3 were never issued. To the Knowledge of TAC, such shares were duplicates of those shares authorized for issuance to the same parties on October 2, 2003 but reflecting a post-ten for one stock split (authorized by TAC's Board on October 13, 2003). Prior to Closing, TAC's Board will rescind the 10/3/03 resolution authorizing the issuance of these shares.

      On or about June 2, 2003, TAC's Board of Directors approved the cancellation of 804,999 shares of TAC's common stock after completing an internal investigation of certain actions by a former TAC officer, whereby it determined that such shares had been issued to 32 separate shareholders without TAC receiving good and valid consideration.

SECTION 6(H)(1) [Absence of Undisclosed Liabilities]

      To the Knowledge of TAC, TAC paid $1,500 to William Kramer pursuant to that certain Settlement Agreement, dated April 26,2004, between TAC and Kramer whereby TAC agree to make such payment in full and final settlement of any claims Kramer may have had against TAC for the payment of certain cash fees and option to purchase an aggregate of 200,000 shares of TAC's common stock pursuant to a certain consulting agreement and a certain grant of options to purchase TAC's common stock.

SECTION 6(J) [Minute Books and Records]

      TAC does not have a minute book and its only stock register is maintained by its transfer agent, Holladay Stock Transfer, Inc (see Shareholder Detail
List). The date of the most recent Shareholder Detail List is June 24, 2004. This Shareholder Detail List indicates 4,980,900 shares of TAC common stock issued and outstanding. The shares authorized by Written Consent of the Board of Directors dated May 24, 2004 authorized the issuance of 70,000 shares of TAC's common stock as follows: 10,000 to each of John Kinney, Steve Obana and Ron Marron, and 40,000 to Blair Krueger. These 70,000 shares were issued to the above parties subsequent to the June 24, 2004 Shareholder Detail List.

SECTION 6(K)(3) [Material Contracts]

      Pursuant to that certain Consulting Agreement, dated May 21, 2004, by and between Liviakis Financial Communications, Inc. ("LFC") and TAC, TAC issued 400,000 shares of its common stock with an agreed upon value of $0.04 per share in payment for the services to be rendered by LFC as set forth therein.

SECTION 6(P)(3) [Environmental Matters]

      From 1986 until 1996, Cignal Oil Company, a predecessor company by merger with TAC, engaged in the business of drilling oil and gas wells. To the Knowledge of TAC, any and all such oil and gas well(s) that it owned, drilled or managed were "dry" in so far as no oil or gas, in any quantity, was ever produced from such well(s).

      TAC, operating under its prior corporate name Roatan Medical Technologies, Inc., developed 3-4 sterilizer machines for Presbyterian Hospital of Dallas (the "Hospital") and the Hospital operated these sterilizer machines for three years from mid-1996 until February 1999 when the machines and the operation was transferred to a third party, Healthbridge, Inc.. Post-sterilization the approximately one million pounds of sterile waste went to a landfill. The Hospital is JCAHO accredited. JCAHO was established to insure that hospitals properly disposed of potentially infectious medical waste. This is a detailed and specific audit item.

      The fact that the Hospital's February 1997 audit covering the period of 1995-1996 had no remarks on waste disposal and their 2000 audit covering the period of 1997-1999 had no issues indicates that a) the waste was sterile at departure and b) their transport and landfill operations are appropriate for handling infectious material - even if only partially sterilized.

                               * * * * * * * * * *

                                                                     Schedule 1B

                                   MINRAD INC.

                        SUPPLEMENTAL DISCLOSURE DOCUMENT

PRELIMINARY NOTE

      This Disclosure Document has been prepared by Minrad, Inc. ("Minrad") in accordance with the Merger Agreement and Plan of Exchange among Technology Acquisition Corporation, Technology Acquisition Subsidiary, Inc., Certain Major Shareholders and Minrad effective as of July 15, 2004 (the "Agreement").

      Each numbered Section of the Disclosure Document relates to the corresponding numbered Section of the Agreement. The information and disclosures contained in any Section of the Disclosure Document are hereby incorporated by reference into each of the other Sections of the Disclosure Document to the extent that such incorporation by reference is necessary to make the information and disclosure contained in any such Section accurate and complete and to which such disclosure is reasonably applicable. Capitalized terms used but not otherwise defined in the Disclosure Document shall have the meanings given to them in the Agreement.

SECTION 6(B)(4) [Authorized and Effective Agreement]

      Pursuant to Section 5.10 of the Loan Agreement, dated February 3, 1999, by and between Minrad and Buffalo & Erie County Regional Development Corporation (the "RDC"), Minrad may not participate in any merger without the prior written consent of the RDC. The RDC has consented in writing to the Merger.

      Pursuant to Section 7.2 of the Mortgage and Security Agreement, dated October 2001, by and between Minrad, Inc. and InterBay Funding, LLC ("InterBay"), Minrad may not merge without InterBay's prior written consent. InterBay has consented in writing to the Merger.

      Pursuant to Section 4.4 of the Amended and Restated Pledge and Security Agreement, dated as of November 2, 2001, as amended, by and between Minrad and Kevin Kimberlin Partners, L.P. ("KKP"), the consent of KKP to the merger is required. Section 4.4 contains an prohibition against the assignment (by operation of law or otherwise) of the Collateral (as defined therein). This Amended and Restated Security Agreement, as amended, relates to the guaranty by KKP of a certain $1,000,000 loan by Wachovia Bank, N.A. to Minrad. KKP has verbally consented to the Merger and Minrad expects to obtain a written consent prior to Closing.

      Pursuant to the Security Agreement, dated as of February 6, 2003, by and between Minrad and Spencer Trask Specialty Group, LLC ("STSG"), the consent of STSG to the merger is required. This Security Agreement contains an prohibition against the assignment (by operation of law or otherwise) of the Collateral (as defined therein). This Security Agreement relates to the outstanding 8% Secured Convertible Promissory Note, dated October 30, 2003, in the original principal amount of $150,000. STSG's consent to the merger is not necessary as Minrad expects that this debt will be repaid in full prior to the Closing.

      Pursuant to Section 4.4 of the First Amended and Restated Security Agreement, dated as of May 30, 2003, by and between Minrad and STSG, the consent of STSG to the merger is required. Section 4.4 contains an prohibition against the assignment (by operation of law or otherwise) of the Collateral (as defined therein). This First Amended and Restated Security Agreement relates to the outstanding Amended and Restated 8% Secured Convertible Promissory Note, dated May 30, 2003, in the original principal amount of $750,000. STSG's consent to the merger is not necessary as Minrad expects that this debt will be repaid in full prior to the Closing.

      Pursuant to Section 13.1(f) of the Invoice Purchase and Sale Agreement, made as of September 24, 2003, by and between Minrad and Entrepreneur Growth Capital LLC ("EGC"), a merger by Minrad is an event of default. EGC has consented in writing to the Merger.

SECTION 6(C) [Capital Structure]

      Minrad has issued options to certain parties that may be exercised anytime. However, Minrad believes that the optionholders are unlikely to do so prior to the consummation of the Merger since the exercise price of such options are higher than Minrad's share price.

SECTION 6(F) [Litigation]

      Buffalo & Erie County Regional Development Corporation filed suit against Minrad (in its 2003 fiscal year) for default on repayment of a $300,000 loan. We understand that Minrad was delinquent on its loan to RDC in both 2002 and 2003 The RDC's lawyer represented to us that Minrad's response time to the complaint has been extended pending mutually satisfactory settlement/resolution. Minrad recently made a regularly scheduled payment but owes over $100,000 in principal and interest. As of June 30, 2004, the amount of this outstanding liability was $219,904.70.

      The Internal Revenue Service levied against a debt owed by Minrad to a third party as repayment of federal taxes owed by the third party. Minrad is in default on this obligation. However, Minrad has received a verbal forbearance from the Internal Revenue Service conditioned upon Minrad's paying approximately $11,500 per month. As of June 30, 2004, the outstanding balance was $72,627.

                               * * * * * * * * * *

                                                                   Schedule 5(c)

                                 MINRAD WARRANTS

--------------------- ------------------ -------------------- ----------------------------------------------------------
WARRANTS OUTSTANDING  UNDERLYING SHARES    EXERCISE PRICE                       EXPIRATION PERIOD(S)
                                             (PER SHARE)
--------------------- ------------------ -------------------- ----------------------------------------------------------
354,803(1)                 354,803              $1.15         The earlier of August 30, 2010 at 5:30 pm, New York
                                                              time(2) or 3 years  after the  closing  date of an  initial public offering of Minrad's equity  securities  commenced
                                                              prior to such date
--------------------- ------------------ -------------------- ----------------------------------------------------------
2,500,000(3)              2,500,000             $1.004        November 2, 2008 at 5:30 pm, New York time(5)
--------------------- ------------------ -------------------- ----------------------------------------------------------
956,523(6)                 956,523              $1.15         March 28, 2009 at 5:30 pm, New York time(7)
--------------------- ------------------ -------------------- ----------------------------------------------------------
182,609(8)                 182,609              $1.15         March 28, 2009 at 5:30 pm, New York time(9)
--------------------- ------------------ -------------------- ----------------------------------------------------------
78,261(10)                 78,261               $1.15         March 28, 2009 at 5:30 pm, New York time(11)
--------------------- ------------------ -------------------- ----------------------------------------------------------
21,739(12)                 21,739               $1.15         August 6, 2009 at 5:30 pm, New York time(13)
--------------------- ------------------ -------------------- ----------------------------------------------------------
6,522(14)                   6,522               $1.15         August 29, 2009 at 5:30 pm, New York time(15)
--------------------- ------------------ -------------------- ----------------------------------------------------------
     4,100,457            4,100,457
--------------------- ------------------ -------------------- ----------------------------------------------------------

-----------------

1 Issued pursuant to Placement Agent Warrant Agreement, dated as of July 2, 2000, by and between Minrad Inc. and Spencer Trask Securities, Incorporated. Following the closing of an initial private placement of $1.5 million and pursuant to a certain offer from Minrad to each warrantholder, 14,375 warrants (W-3, W-9, W-11, W-22, W-40) issued pursuant to this warrant agreement were exchanged at a rate of 1/3 share of Minrad common stock.

2 The 10th anniversary of the final closing of the Series B Preferred Stock offering.

3 Issued pursuant to the Amended and Restated Warrant Agreement, dated November 2, 2001, by and between Minrad Inc. and Kevin Kimberlin Partners LP (the "Guarantor"), as amended by Amendment No. 1, dated as of December 20, 2001 (the "Second Warrant Agreement").

4 The Guarantor is deemed to have paid $0.15 per share in non-cash consideration for a certain guarantee of Minrad's obligations.

5 The 7th anniversary of the date of the Second Warrant Agreement.

6 Issued pursuant to Warrant Agreement, dated March 28, 2002, by and between Minrad Inc. and Spencer Trask Specialty Group, LLC (the "Third Warrant Agreement").

7 The 7th anniversary of the date of the Third Warrant Agreement.

8 Issued pursuant to Warrant Agreement, dated March 28, 2002, by and between Minrad Inc. and Spencer Trask Private Equity Fund I, L.P. (the "Fourth Warrant Agreement").

9 The 7th anniversary of the date of the Fourth Warrant Agreement.

10 Issued pursuant to Warrant Agreement, dated March 28, 2002, by and between Minrad Inc. and Spencer Trask Private Equity Fund II, L.P. (the "Fifth Warrant Agreement").

11 The 7th anniversary of the date of the Fifth Warrant Agreement.

12 Issued pursuant to Warrant Agreement, dated August 6, 2002, by and between Minrad Inc. and Spencer Trask Specialty Group, LLC (the "Sixth Warrant Agreement").

13 The 7th anniversary of the date of the Sixth Warrant Agreement.

14 Issued pursuant to Warrant Agreement, dated August 29, 2002, by and between Minrad Inc. and Spencer Trask Specialty Group, LLC (the "Seventh Warrant Agreement").

15 The 7th anniversary of the date of the Seventh Warrant Agreement.